EXHIBIT 99.1


                                   Summary:    Adage, Inc. announces improved
                                           operations for the 3rd quarter and
                                          9 months ending September 30, 1996.
                                     Relm Communications' sales increase 16%.


                                    Company Contact:      Donald F.U. Goebert
                                                         Chairman & President
                                                                  Adage, Inc.
                                                               (610) 430-3900

FOR IMMEDIATE RELEASE:

WEST CHESTER, PENNSYLVANIA, NOVEMBER 14, 1996 .... ADAGE, INC. (NASDAQ-ADGE),
today announced improved operations for the third quarter and nine months which ended September 30, 1996.

     Although the third quarter saw a net loss of ($84,000) or ($.02) per share, the Company feels that this is a substantial improvement when compared to the 1995 third quarter net loss from continuing operations of ($731,000) or ($.14) per share. "We feel that our strategies for the wireless communications equipment business are rapidly bearing fruit," stated Donald Goebert, President of Adage, Inc.

     Once again, Relm Communications, the Company's wireless communications equipment subsidiary, spearheaded this improvement. Relm's revenue grew 16% to $11,597,000, an increase of $1.6 million. Manufacturing efficiencies improved as costs of sales dropped to 76% from 78% in the prior year.

     Relm now accounts for more than 60% of the Company's revenues. Additionally, during the third quarter, Relm reported that it had received a contract for approximately $40,000,000 from the U.S. Army for wireless equipment. Shipments of $8,000,000 will start in 1997. In addition, Relm has announced the introduction of a new line of multi-band programmable radio scanners which are expected to contribute to its sales growth in 1997.

     Revenues for Adage for the third quarter were $18,608,000 a decline of $649,000 from the prior year quarter. This revenue shortfall was entirely the result of a $5 million revenue decline at Ft. Orange Paper, resulting from both decreased volume and price reductions.

     For the nine months year-to-date, revenues declined to $59,074,000 from $62,130,000 in the prior year period, entirely as the result of shortfalls at Ft. Orange Paper. Net income from continuing operations rose to $193,000 v. a loss of ($1,032,000) for the nine months of 1995.

     Adage, Inc. is a producer of wireless communications equipment and electronics products, and also has interests in paperboard manufacturing.

                                      ###

                                 (Tables Follow)


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                                   ADAGE, INC.
                          Condensed Financial Statement
                                   (Unaudited)

                     ($000 Omitted - Except Per Share Data)

                                                  3RD QUARTER ENDED
                                                   SEPTEMBER 30,

                                             1996                  1995
                                             ----                  ----

Sales                                     $  18,608             $   19,257

Cost of Sales                             $  14,764             $   16,247

Net Income (Loss)                         $     (84)            $     (731)
  From Continuing Operations

Per Share Net Income                      $    (.02)            $     (.14)
                                          ==========            ==========

Weighted Average Common
  Shares Outstanding                       5,126,698             5,105,440
                                          ==========            ==========


                                    * * * * *


                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,

                                              1996                     1995
                                              ----                     ----


Sales                                     $   59,074                $   62,130

Cost of Sales                             $   46,025                $   50,952

Net Income (Loss)                         $      193                $   (1,032)
  From Continuing Operations

Per Share Net Income                      $      .04                $     (.20)
                                          ==========                ==========

Weighted Average Common
  Shares Outstanding                       5,124,473                 5,100,875
                                          ==========                ==========


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